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                                                                    EXHIBIT 11.1


                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS

                                                        Year ended December 31,
                                                        -----------------------
                                                 1998            1997            1996
                                                 ----            ----            ----
Basic net income per share:
  Weighted-average shares outstanding          1,773,010       1,436,023       1,407,688
                                             ===========     ===========     ===========
  Net income per share                       $      1.56     $      1.71     $      1.57
                                             ===========     ===========     ===========


Diluted earnings per share:
  Weighted-average shares outstanding          1,773,010       1,436,023       1,407,688
  Dilutive warrants                               51,505         392,478         463,235
  Dilutive stock options                          23,162          52,900          41,225
  repurchased under treasury stock method        (42,849)       (248,815)       (365,816)
                                             -----------     -----------     -----------
                                               1,804,828       1,632,586       1,546,332
                                             ===========     ===========     ===========
Net income                                   $ 2,769,000     $ 2,450,000     $ 2,208,000
Diluted net income per share                 $      1.53     $      1.50     $      1.43
                                             ===========     ===========     ===========









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